Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-261415); Form S-3/A (No. 333-264230) and related prospectus; and Form S-1/A (No. 333-264229) and related prospectus of Stabilis Solutions, Inc., of our report dated March 9, 2023 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Ham, Langston & Brezina, L.L.P.
Houston, Texas
March 9, 2023